VANECK® MERK® GOLD TRUST (OUNZ)

THE GOLD ETF THAT DELIVERS

Webinar Replay

Merk/VanEck Gold Webinar: Axel Merk & Jan van Eck on Gold

On May 13, 2020, VanEck CEO Jan van Eck and Merk President & CIO Axel Merk provided an in-depth look at gold. The topics covered included:

- Gold in era of of covid-19, Fed & deficits
- Physical gold: shortages & disruptions
- Gold investing: how to invest in physical gold

We invite you to [download a copy of the slides (PDF)]; or to view a replay of the webinar:


VanEck Merk Gold Trust Webinar 2020-05-13
from Merk Investments
Accessing Physical Gold Amid the Pandemic
Gold In An Era of COVID-19, Fed & Deficits
Physical Gold: Shortages & Disruptions
Gold Investing: How To Invest In Physical Gold
Speakers:
Jan van Eck, VanEck CEO
Axel Merk, Merk President and CIO
1:01:28
vimeo
MERK
